UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

PAUL TUSA

RIVER ROCK ADVISORS LLC

MICHAEL XIRINACHS

LOOKING GLASS CAPITAL CONSULTANTS INC.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On September 28, 2022, the AIM Stockholder Full Value Committee filed its Definitive Proxy Statement and is mailing the following letter to stockholders in connection with AIM ImmunoTech Inc.’s 2022 Annual Meeting of Stockholders to be held on November 3, 2022.

YOUR VOTE IS IMPORTANT! VOTE ON THE GOLD PROXY CARD OR VOTING FORM TO ELECT ROBERT L. CHIOINI AND MICHAEL RICE, THE TWO HIGHLY-QUALIFIED NOMINEES OF THE ASFV COMMITTEE, TO THE BOARD OF AIM IMMUNOTECH INC.

September 28, 2022

Dear AIM Stockholders:

We, Jonathan Thomas Jorgl, the nominating stockholder, together with Robert L. Chioini and Michael Rice, each a nominee for director (collectively, the “AIM Stockholder Full Value Committee,” the “ASFV Committee,” “we” or “us”), are writing you today regarding the 2022 Annual Meeting of Stockholders of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), which will be held at 11:00 a.m., Eastern Daylight Time, at 2117 SW Highway 484, Ocala, Florida 34473 on November 3, 2022 (the “Annual Meeting”). Enclosed with this letter are the proxy materials of the ASFV Committee, pursuant to which we are soliciting your vote for the election of Mr. Chioini and Mr. Rice at the Annual Meeting. Please read the proxy materials because they contain important additional information about the ASFV Committee’s proxy solicitation and the qualifications and experience of Mr. Chioini and Mr. Rice.

By now you may have received a letter and proxy materials from the Company’s incumbent Board of Directors (the “Board”) attacking our proxy campaign. The incumbent Board has attacked both our proxy campaign through expensive, wasteful litigation and our character and integrity in their continuing efforts to discredit us and attempt to prevent a fair stockholder vote and further entrench themselves. We believe this is an effort to divert your attention from the key issues confronting the Board and harming stockholders, including a massive decline of the AIM share price, excessive executive compensation, and a self-serving governance structure with no accountability to stockholders. The Board has continually demonstrated its unwillingness to address the issues we have raised and has chosen instead to attack us to prevent you, the stockholder, from your most basic right of voting. As a stockholder, you have the power and right to change the direction of AIM with your vote.

We urge all of the Company’s stockholders to vote on the GOLD proxy card to elect our nominees, Mr. Chioini and Mr. Rice, to initiate a turnaround in the Company that is desperately needed so that it is managed and overseen in a manner consistent with the stockholders’ best interests. If you have already voted using management’s WHITE proxy card, we urge you to change your vote by voting a later-dated GOLD proxy card which you have every right to do so. Only your latest-dated vote counts so please ensure that our GOLD proxy card is your last-dated vote.

Background

AIM ImmunoTech Inc. is an immuno-pharma company focusing on the research and development of therapeutics to treat multiple types of cancers, viral diseases, and immune-deficiency disorders. The three current incumbent directors have each been with the company a very long time, the last 24, 14 and 11 years respectively. With the current incumbent Board in charge, we believe the Company has failed badly, as reflected in the considerable drop in its share price, inadequate clinical development of its potential cancer therapy, inability to monetize its acquired FDA approved drug, irresponsible financial management of cash, overly excessive executive compensation, lack stockholder communication and transparency, and very poor governance.

AIM’s stock price has fallen 99% since the incumbent directors took control 6 years ago!

Under the incumbent board’s direction – which included multiple reverse splits of the AIM shares (1:12 on August 29, 2016, and 1:44 on June 11, 2019) necessary to avoid delisting – AIM’s stock price has plummeted from $87.15 on February 25, 2016, the day Thomas Equels became CEO, to $55.44 on September 30, 2016 on the day the incumbent directors assumed control of the Board, to just $0.62 as of the close of trading on September 26, 2022.

By contrast, from September 30, 2016 to September 26, 2022, the Russell 2000 Index increased by approximately 32% and the Nasdaq Biotech Index increased by approximately 20%, which shows AIM’s stock price has underperformed to those indices by 131% and 119%, respectively.

AIM’s potential under the current Board has been drastically impeded by continued poor governance and inadequate management.

•	The Incumbent Directors Took Complete Control of the Company and Reduced the Size of the Board to Just Two Non-Executive Directors

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The incumbent directors took complete control of the Board in the fall of 2016, when the Board size was reduced to just three directors. Since then, the three incumbent directors have purposely chosen not to increase the size of the Board and they have run unopposed each year at the annual stockholder meetings. As a result, they have been re-elected as the sole members of the Board each year despite limited stockholder support. The lack of an adequate number of independent directors ensures the current incumbent Board remains entrenched.

•	The Incumbent Board Has Overseen the Destruction of 99% of the Market Value of AIM Stock, Irresponsible Spending and Massive Losses

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The value of AIM’s stock has plummeted under the Board’s watch. On September 26, 2022, AIM’s stock closed at $0.62 per share on the NYSE American, representing a decline of approximately 99% since Mr. Equels became CEO in February 25, 2016 and the incumbent directors took control of the Board in September 30, 2016.

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In contrast, during the periods from February 25, 2016 to September 26, 2022 and from September 30, 2016 to September 26, 2022, the Russell 2000 Index increased approximately 61% and 32% respectively and the Nasdaq Biotech index increased approximately 34% and 20% respectively.

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Major reverse stock splits of 1:12 in 2016 and 1:44 in 2019 were needed to avoid delisting, but subsequently have only provided the stock with more room to run back down in value. AIM’s stock price continued its decline following both reverse splits, and, in fact, has traded under $1.00 per share since May 2022, continuing its downward trend to $0.62 as of the close of trading on September 26, 2022, now approximately at a paltry $30 million market cap.

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Cumulative net losses have totaled $77.1 million from 2016 through June 30, 2022 and have been accelerating, reaching $19.1 million in 2021 alone. Meanwhile, G&A expense, which includes salaries, has far outpaced R&D spending by over $13 million during this timeframe.

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We do not see where the Board has done anything meaningful to stop the plummeting value of the Company. Instead, the Board has refused to hold earnings calls to report on how they plan to improve the Company’s deteriorating financial condition and inadequate clinical progress, failed to run any Company-sponsored FDA-approved clinical trials on its lead technology Ampligen, and failed to monetize the Company’s FDA-approved drug, Alferon.

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None of the incumbent directors have any clinical drug development experience outside of AIM - Mr. Equels came to AIM from law, Mr. Appelrouth from accounting and Mr. Mitchell from academics. And they have failed to get FDA approval for any drugs while at AIM.

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The incumbent Board has failed to effectively communicate any positive story to institutional investors. According to the incumbent Board, Ampligen has the potential to treat multiple forms of cancer yet there appears to be little-to-no effort on the Company’s part to inform potential institutional investors about Ampligen and why owning stock in AIM would be a worthwhile investment.

•	Executive and Director Compensation is Shockingly Excessive and Not Aligned with Performance

•	In the face of AIM’s disastrous decline in stock price and worsening financial performance, the Board has undertaken extreme compensation increases.

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As CEO, Mr. Equels’s total compensation as reported in AIM’s summary compensation table was $2.66 million in 2020 and $1.76 million in 2021 – $4.42 million over the last two years! We view this as egregiously excessive, especially for a company with an approximate $30 million market cap and share price that has lost 99%.

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In November 2020, with still two years left on Mr. Equels’s employment agreement, the Board approved a new employment agreement that not only increased Mr. Equels’s compensation from $750,000 per year to $1.2 million per year, consisting of a yearly base salary of $850,000 and a yearly target bonus of $350,000 (with no objective performance conditions being disclosed), but awarded him with what we consider a completely out of touch and egregious severance package providing him with salary and benefits (including guaranteed equity compensation awards) for the full five-year term of the agreement, plus up to an additional three years in the event of a change of control. These benefits were valued by AIM at a staggering $5,345,038 (without a change of control) and $8,064,119 (with a change of control).

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Mr. Equels is further entitled to 3% of the gross proceeds that would result from specific events, such as the sale of the Company or substantially all of its assets or specified licensing or acquisition deals. This is a single-trigger payment that would occur regardless of whether Mr. Equels remained employed with the Company or not, providing a potential windfall for him and far exceeding in our view any rational retention or incentivization purpose; this is unheard of in our view.

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Compensation to Mr. Equels, as well as other executives, is not based on any disclosed performance conditions or objectives, and the equity awards generally are subject to only time-based vesting after just one year versus the standard 3-year vesting schedule.

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Directors Mr. Mitchell and Mr. Appelrouth, over the last two years, each received average total director compensation of over $275,000 per year, with over $180,000 per year paid in cash. Again, we view this as egregiously excessive, especially for a company with an approximate $30 million market cap and share price that has lost 99%,

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We believe that both executive and Board compensation amounts are substantially in excess of compensation at similarly positioned companies with a market capitalizations hovering around $30 million. And stockholders agree — at last year’s annual meeting, only 16.3% of votes cast approved the Company’s say-on-pay vote, the third worst result out of over 3,000 U.S. public companies according to a report by Mercer.

•	The Board of Directors Habitually Overpromises and Underdelivers

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The Board has demonstrated a pattern and practice of promoting AIM’s prospects with press releases, diverting focus and fleetingly inflating the Company’s stock price, and then failing to follow through or deliver. This lack of focus and behavior of overpromising without follow through has been consistent for years and evidenced during an Ebola outbreak in 2014, the COVID-19 pandemic since early 2020, and even as recently as the Company’s press release for the second quarter 2022, where the first 30 paragraphs are devoted to potential treatment of multiple cancers, long-covid, covid immunity and chronic fatigue syndrome, before any mention of financials which consisted of just four short bullet points.

•	Poor Governance Structure and Policies Limits Accountability to Stockholders

•	We do not believe the incumbent directors can provide effective corporate governance or provide meaningful oversight of management or acceptable fair compensation determinations for themselves.

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With only three directors on the Board, Mr. Mitchell and Mr. Appelrouth, as the Company’s two non-executive directors, serve as the sole members of the compensation committee, the audit committee and the corporate governance and nomination committee. Coupled with the fact that Mr. Mitchell and Mr. Equels have served on the Board together for 14 years, and Mr. Appelrouth serving with them for 11 of those years (five years as a paid consultant and six years as a director), we do not believe this structure and composition provides any meaningful oversight of management. We also believe that by keeping the Board at just three members and refusing to add additional independent directors, Mr. Equels, Mr. Mitchell and Mr. Appelrouth further their entrenchment at the expense of stockholders.

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The Board refuses to communicate with or hold itself accountable to stockholders. Despite the cratering stock price, increasing losses and inadequate clinical or commercial progress, AIM has refused to hold quarterly earnings calls with stockholders since the incumbent directors took control of the Board in 2016. Nor has the Board communicated any changes to compensation practices or any responded to stockholders whatsoever after the continued worsening say-on-pay results. Quite the opposite in fact, with the significant compensation increases given to Mr. Equels implemented just one month after the 2020 annual meeting of stockholders at which stockholder support for the say-on-pay vote dropped dramatically to just 57.1% of votes cast.

And more recently, in response to the almost unprecedentedly poor say-on-pay vote at the 2021 annual meeting of stockholders, the Board decided to award themselves and management with additional off-cycle equity grants. To illustrate the absurdity and inadequacy of the Company’s governance oversight structure, AIM’s own disclosure of these grants indicated that the off-cycle grants to Mr. Mitchell and Mr. Appelrouth were made at their own recommendation acting as the compensation committee, and then approved by the Board (i.e., along with Mr. Mitchell and Mr. Appelrouth approving awards for themselves, Mr. Equels also approved, which is not surprising given how richly Mr. Mitchell and Mr. Appelrouth have rewarded Mr. Equels in recent years acting as the compensation committee).

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AIM’s poor governance policies limits accountability to shareholders. AIM has had a poison pill in effect for 20 years (most recently extended by the incumbent directors in 2017) and stockholders have never been given the opportunity to vote on it, even when it has come up for renewal more than once. This is just another reason proxy advisors recommended withhold votes against each of the incumbent directors in recent years. In these circumstances, we believe adoption and continued renewal of the poison pill without stockholder input serves as an entrenchment device for the incumbent directors, which has contributed to the destruction of long-term stockholder value, as evidenced by the 99% drop in AIM’s stock price since the incumbent directors took control of the Board.

•	Wasteful Litigation to Prevent Stockholder Voting

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Perhaps most telling of what we believe to be the incumbent directors’ disdain for any meaningful oversight from stockholders and increasingly desperate efforts to entrench themselves are the Board’s outrageous actions in response to Mr. Jorgl’s nomination. In its definitive proxy statement filed on September 19, 2022, AIM estimates costs of approximately $2.5 million in connection to their effort to prevent Mr. Jorgl his basic right of nomination with the proxy solicitation. In comparison, AIM’s estimated costs are approximately twice our estimated costs, the majority of which would have been avoided had the Board not denied Mr. Jorgl’s nomination and attempted to deny stockholders the right to a meaningful vote. This represents an excessive and totally unnecessary waste of corporate assets to the detriment of stockholders. Much of this expenditure, which amounts to almost 10% of AIM’s market capitalization, is driven by the Board’s strategy of denying stockholders the fundamental ability to vote in a meaningful election of directors.

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The Board could have accepted the valid nomination notice of Mr. Jorgl and attempted to persuade the stockholders to vote for the incumbent directors on their merits in a fair election. Instead, the Board filed what we consider a baseless claim in Florida, alleging without any evidence that the members of the ASFV Committee were involved in a Section 13(d) “group” with other third parties. Then, when Mr. Jorgl filed a claim in Delaware to advance his wrongfully denied nominations, the Company leveraged the discovery process to go on an expensive and irrelevant fishing expedition. Finally, rather than waiting for resolution of the Delaware action, AIM launched its solicitation without complying with the SEC’s new universal proxy rules, resulting in added expense and confusion to stockholders if Mr. Jorgl is successful in the Delaware action, in which case AIM must disregard any proxies already received and spend more money to mail new materials. AIM is wasting corporate assets, which belong to stockholders not the incumbent directors, solely to deny those same stockholders any meaningful say in who represents them on the Board.

Mr. Jorgl’s Nominees will Ensure that the AIM Board is Held Accountable to Maximize Stockholder Value

Mr. Jorgl has nominated two highly-qualified candidates, Mr. Chioini and Mr. Rice, to apply their collective experience and knowledge to help guide the Company and move it forward on a value creating path to commercial and financial success. Mr. Chioini and Mr. Rice have expansive life science backgrounds and experience in operations, finance, successful clinical drug development, licensing, commercial sales, strategic planning, regulatory matters and public company governance as well as IR/PR communication with healthcare funds and investors, raising funds, M&A, investment banking and capital markets.

Collectively, Mr. Chioini and Mr. Rice have substantial and highly relevant experience in the pharmaceutical and medical device industries, including decades of experience as senior executives and directors of public bio-tech drug companies.

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Notably, Mr. Chioini was Founder, Chairman and Chief Executive Officer of Rockwell Medical from 1995 to 2018, a pharmaceutical drug and medical device company where he assembled top-level clinical talent and raised over $150 million to fund and execute successful human clinical studies for drug development and obtained four new FDA drug approvals (3-NDA, 1-ANDA), while also obtaining 14 new FDA medical device approvals. Mr. Chioini built the business into a successful, publicly traded, 330 employee manufacturing/distribution company servicing the U.S. and global dialysis healthcare markets becoming the 2nd largest U.S. dialysate supplier. This experience is in stark contrast to that of the incumbent Board and highlights the need for his election to the AIM Board.

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Notably, Mr. Rice is Founding Partner of LifeSci Partners since 2010, where he runs a global communications and marketing agency focused on connecting life science companies to institutional investors, an executive search division that provides placement services at the C-Suite, Board of Directors and VP level within the biotechnology, pharmaceutical and medical technology sectors, a division that connects companies with key opinion leaders (KOL) and scientists to provide expertise, and a management firm focused on investment in life sciences companies. This experience is in stark contrast to that of the incumbent Board and highlights the need for his election to the AIM Board.

Specifically, if elected, Mr. Chioini and Mr. Rice’s goal to improve performance and increase shareholder value consists of executing a three-prong plan aimed at addressing the existing flawed strategy, wasteful spending, and poor governance practices of the incumbent Board.

•	Strategy

•	Review management’s existing business plan to drive the Company’s strategic initiative forward to maximize assets and results.

•	Instill a sense of urgency to execute the strategic plan.

•	The highest priority will be to initiate and complete FDA clinical studies with AIM’s lead product candidate, Ampligen® (Rintatolimod), for cancer treatments and other potential indications.

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Hire a highly qualified clinical team — CMO, CMC, Regulatory, Clinical Operations – to initiate clinical study design, interface with FDA and execute Company sponsored FDA-approved clinical trials as fast as possible.

•	Explore ways to monetize the Company’s FDA approved drug Alferon N Injection® (Interferon Alfa-N3).

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Communicate AIM’s positive story to all investors including institutional investors by highlighting Ampligen and its potential to treat multiple forms of cancer and progress on new ongoing clinical programs with the FDA by utilizing investor road-shows, key opinion leader (KOL) presentations, study publications and abstracts, industry conferences, investor relations and public relations for media spots.

•	Finance and Executive Compensation

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Hire a full-time, experienced CFO to manage the Company’s financial resources, with focus on cost containment particularly on what appear to be excessive General and administrative expenses, which have consistently and meaningfully exceeded research and development costs under the incumbent Board’s control.

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Improve and increase stockholder communication, including holding quarterly investor calls (which have not occurred since the incumbent directors took control of the Board in 2016), providing timely release of material news and engaging institutional health care investors with our story.

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Eliminate excessive executive compensation practices and implement performance-based compensation practices, as such, CEO and executive compensation, including directors, will be based on performance conditions and objectives. Existing employment agreements and arrangements will be reviewed for alignment with comparable companies. Director compensation will also be aligned with comparable companies.

•	Corporate Governance

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The current incumbent Board is purposely too small, entrenched, and lacks relevant experience and oversight. Therefore, as directors of AIM, with relevant experience, Mr. Chioini and Mr. Rice will seek to expand the board size by adding at least two additional independent directors. The expanded board will be able to provide greatly increased and independent oversight of the CEO’s performance and succession planning, named executive officer compensation, and governance practices.

•	The Board will be structured to be majority independent, and key committees (Audit, Nominating and Governance, and Compensation) will be comprised of 100% independent directors.

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The non-stockholder approved poison pill AIM has had in effect for 20 years (most recently extended by the incumbent directors in 2017) will be reviewed. We believe any adoption or continued renewal of any poison pill should be subject to stockholder approval and have a reasonable term and features to ensure it does not serve as an entrenchment device and contribute to the destruction of long-term stockholder value.

•	We intend to be responsive and communicate any changes to compensation practices resulting from the poor say-on-pay results or failed management proposals.

YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW SHARES OF COMMON STOCK YOU OWN. THE ASFV COMMITTEE URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY, OR VOTE BY TELEPHONE OR INTERNET AS INSTRUCTED ON THE GOLD VOTING FORM, TO VOTE FOR THE ELECTION OF MR. CHIOINI AND MR. RICE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the AIM Stockholder Full Value Committee’s proxy materials, please contact Alliance Advisors at the phone numbers or email address listed below.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(877) 728-5012

aim@allianceadvisors.com

Thank you for your support.

Jonathan Thomas Jorgl Robert L. Chioini Michael Rice

Important Information and Participants in the Solicitation

The ASFV Committee has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting. Details regarding the ASFV Committee’s nominees are included in the proxy statement.

THE ASFV COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the ASFV Committee’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the ASFV Committee’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the ASFV Committee with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://viewproxy.com/aim/. Investors can also contact Alliance Advisors at the telephone number or email address set for the above.